Exhibit 99.1

August 5, 2020

Dear Fellow Shareholders:

Despite the significant challenges created by COVID-19, TechTarget continues to perform extremely well.

Most of our team is still working from home, although our headquarters in Newton, MA is open with more people slowly returning to the office. Our team has maintained strong productivity during the pandemic. We have benefitted from having the proper systems in place for many years to allow our employees to work from home one or two days a week. Our transition to a fully remote workforce was fairly seamless. Most of our customers, who provide SAAS and Cloud Services, have similar remote capabilities. This combined with the relative strength of the enterprise technology market and our customers healthy recurring revenue models is evident in our results. While we are not growing as fast pre-COVID, our business has proven to be resilient, especially compared to previous downturns.

For Q2 2020:

•	Revenue grew 1% to $34.8 million
•	Adjusted EBITDA grew 7% to $11.8 million
•	Adjusted EBITDA margin was 34%, up from 32% in Q2 2019
•	Long term contracts represented 34% of revenue in Q2 2020 up from 33% in Q2 2019
•	Gross margin was 75% for Q2 2020 as compared to 77% in Q2 2019.
•	Adjusted Free Cash flow was $10.1 million in Q2 2020, representing 86% of Adjusted EBITDA.

Similar to what we saw at the end of Q1, there are three places where COVID is making things especially challenging. We are seeing weakness from the Global 10 Accounts across the board, but especially in regards to their investments in branding. We are seeing customers in general opt for shorter term contracts to maintain flexibility. It is more challenging to sign up new customers to new annual contracts. As a result, Priority Engine revenues grew only 1% versus last year. Most of our shortfall versus our original budget is due to reduced customer acquisition particularly from mid-sized and smaller customers, which we think is because of general cautiousness related to COVID. We believe we will return to normal growth rates when the macro environment improves. In the meantime, we continue to prepare for a new release of Priority Engine after Labor Day, which will further enhance our offering for sales teams. This product is being beta tested at several customers and we are encouraged by the feedback.

Interestingly, our international business grew 25% in the quarter. We think there are three contributing reasons that bode well for our business long term. The first reason is the opt-in nature of our audience, which we view as a significant competitive advantage versus alternatives that offer compiled lists with no permissions. As privacy regulations, like GDPR, spread globally and come to the US, we believe our approach positions us very well to take advantage of the new standards forming. Our second advantage is that we have is that we own and operate our own websites which provides us with first party data. We believe that companies that rely on bidstream data and third party cookies (which Google has announced are being phased out by 2022) are at a significant long-term competitive disadvantage. The third factor is that face-to-face events are more prevalent outside the US and we are seeing some of those budgets reallocated to online, intent-based offerings. Many people are predicting that the in-person events business will never fully recover which, would benefit us.

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It is with mixed emotions that today we are announcing that Leonard Forman is retiring and has resigned from the TechTarget Board. Len joined our Board in 2006 when we were still a private company and he has chaired our Audit Committee for the past 13 years as a public company. Len’s experience as the CFO of The New York Times has been invaluable. He is a clear and practical thinker and a true gentleman. We are very thankful for his years of service to the TechTarget. We wish him well in his retirement. He will be missed.

We are passing the torch of Audit Committee Chairman to Robert Burke. Bob joined our Board in 2012. Bob is an IT industry veteran. He is well known for the orchestrating the turn-around as CEO of ART Technology Group, which was eventually sold to Oracle for more than $1 billion. Bob has served on several public and private boards and is well qualified in expertise and temperament for this position. Christina Van Houten, who joined our Board last year, will be joining the Audit Committee. She is currently the Chief Strategy Officer at Mimecast Limited, a public company that is a global provider of cloud cyber resilience solutions for corporate data and email.

Balance Sheet and Liquidity

The Company’s balance sheet remains strong.  As of June 30, 2020, we had $55.4 million in cash and investments and $23.1 million of outstanding term loan debt. We owe approximately $1 million in principal and interest payments for the rest of 2020. There is a balloon payment in 2023. Under the Coronavirus Aid, Relief and Economic Security Act, we were allowed to defer approximately $0.7 million of employer payroll taxes interest free through June 30, 2020. We expect to be able to defer approximately $1.8 million in 2020. Half will be due in December of 2021 and half will be due in December of 2022. We recently obtained a $20 million line of credit at what we believe are favorable terms.

Common Stock Repurchase Plan

In the second quarter we had no repurchases of common stock, we repurchased 736,760 shares of common stock at an average price of $20.10 for an aggregate purchase price of $14.8 million in the first quarter of this year. On May 1, 2020, the Company approved a new two-year $25 million repurchase program.

Traffic Update

Unpaid traffic represented 94% of overall traffic in the quarter. Traffic has plateaued at relatively consistent levels since the algorithm change in Q4 of last year. Beneath the level of aggregate traffic, which does not correlate closely with our revenue, data from SEMRush, an independent research company indicates that our total page one rankings and overall organic traffic value increased to their highest level in the past two years, which demonstrates that we are doing well with the most valuable and important searches. The organic search value of our traffic as calculated by SEMRush is more than twice the value of next closest competitor. This is due to our high quality, fiercely independent content. We are proud to announce that our top-notch editorial team recently won 29 Awards for Editorial Excellence from American Society of Business Publication Editors. Other winners include PWC, Informa, Bloomberg Industry Group, Institutional Investor, WebMD and S&P Global Market Intelligence. TechTarget has won over 300 independent journalism awards.

Q3 Guidance

For Q3 2020, we expect revenues to be between $34.5 million and $35.5 million. We expect Adjusted EBITDA to be between $11.1 million and $11.9 million.

Summary

We are very grateful and proud of the way the TechTarget team has responded to these difficult and unexpected challenges. We have learned a lot about ourselves and our customers that we believe will make us even a stronger company in the future.

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We are more optimistic than ever about our competitive position. As enterprise technology companies continue to rely on data to make their sales and marketing organizations smarter, more competitive and efficient, there is increasing demand for first party data that is compliant with new privacy regulations. We believe that we are the best positioned company to take advantage of this large and growing opportunity in the trillion dollar IT market.

We hope you and your family are healthy.

Sincerely,

Michael Cotoia	Greg Strakosch
Chief Executive Officer	Executive Chairman

(C) 2020 TechTarget, Inc. All rights reserved. TechTarget and the TechTarget logo are registered trademarks, and IT Deal Alert, Priority Engine and Deal Data are trademarks of TechTarget. All other trademarks are the property of their respective owners.

Conference Call and Webcast

TechTarget will discuss these financial results in a conference call at 5:00 p.m. (Eastern Time) today (August 5, 2020). Supplemental financial information and this Letter to Shareholders will be posted to the Investor Relations section of our website.

NOTE: Our Letter to Shareholders will not be read on the conference call. The conference call will include only brief remarks followed by questions and answers.

The public is invited to listen to a live webcast of TechTarget’s conference call, which can be accessed on the Investor Relations section of our website at http://investor.techtarget.com. The conference call can also be heard via telephone by dialing 1-888-339-0724 (US callers), 1-412-902-4191 (International callers), or 1-855-669-9657 (Canadian callers).

For those investors unable to participate in the live conference call, a replay of the conference call will be available via telephone beginning August 5, 2020 one (1) hour after the conference call through June 6, 2020 at 9:00 a.m. ET. To listen to the replay, US callers should dial 1-877-344-7529 and use the conference number 10145451. International callers should dial 1-412-317-0088 and also use the conference number10145451. Canadian callers should dial 1-855-669-9658 and also use the conference number 10145451. The webcast replay will also be available on http://investor.techtarget.com during the same period.

Non-GAAP Financial Measures

This letter and the accompanying tables include a discussion of adjusted EBITDA, adjusted net income and adjusted net income per share, all of which are non-GAAP financial measures which are provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

“Adjusted EBITDA” means earnings before net interest, other income and expense, income taxes, depreciation and amortization, as further adjusted to exclude stock-based compensation and other one-time charges, if any.

“Adjusted cash flow” means the change in operating cash less purchases of equipment and other capitalized assets and debt repayment.

“Adjusted net income” means net income adjusted for amortization, stock-based compensation, foreign exchange, interest on the term loan and one-time charges, if any, as further adjusted for the related income tax impact of the adjustments.

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“Adjusted net income per share” means adjusted net income divided by adjusted weighted average diluted shares outstanding.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, our definition of Adjusted EBITDA, adjusted net income and adjusted net income per share may not be comparable to the definitions as reported by other companies. We believe that Adjusted EBITDA, adjusted net income and adjusted net income per share provide relevant and useful information to enable us and investors to compare our operating performance using an additional measurement. We use these measures in our internal management reporting and planning process as primary measures to evaluate the operating performance of our business, as well as potential acquisitions.

The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. In the case of senior management, Adjusted EBITDA is used as one of the principal financial metrics in their annual incentive compensation program. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors. Adjusted net income is useful to us and investors because it presents an additional measurement of our financial performance, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the impact of certain non-cash expenses and items not directly tied to the core operations of our business, including interest on the term loan. Furthermore, we intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward-Looking Statements

This Quarterly Report on Form 10-Q contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this Quarterly Report that address activities, events or developments which we expect will or may occur in the future are forward-looking statements, including statements regarding our intent, beliefs or current expectations and those of our management team. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions. Such statements may include those regarding our future financial results and other projections or measures of our future operating performance, including the drivers of such growth, profitability, and performance (including, in each case, any potential impact of product and service development efforts, GDPR, potential changes to customer relationships, and other operational decisions); expectations concerning market opportunities and our ability to capitalize on them; the amount and timing of the benefits expected from acquisitions, new strategies, products or services and other potential sources of additional revenue; and the behavior of our members, partners, and customers. These statements speak only as of the date of this Quarterly Report and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019.and our Quarterly Report on Form 10-Q for quarters ended March, 31, 2020 and June 30, 2020. Actual results may differ materially from those contemplated by the forward-looking statements. We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

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TechTarget, Inc.

Consolidated Statements of Income and Comprehensive Income

(in 000’s, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$34,796	$34,286	$66,212	$64,258
Cost of revenues(1)	8,785	7,952	16,936	14,964
Gross profit	26,011	26,334	49,276	49,294
Operating expenses:
Selling and marketing(1)	12,570	13,976	25,519	26,422
Product development(1)	1,846	2,001	3,878	3,988
General and administrative(1)	3,267	3,123	6,622	6,145
Depreciation and amortization, excluding depreciation of $221, $56, $392, and $69, respectively, included in cost of revenues	1,453	1,146	2,798	2,276
Total operating expenses	19,136	20,246	38,817	38,831
Operating income	6,875	6,088	10,459	10,463
Interest and other expense, net	(10)	(253)	(479)	(390)
Income before provision for income taxes	6,865	5,835	9,980	10,073
Provision for income taxes	2,092	1,684	3,000	2,632
Net income	$4,773	$4,151	$6,980	$7,441
Other comprehensive income gain (loss), net of tax:
Unrealized gain (loss) on investments (net of tax provision of $(24), $0, $13, and $0, respectively)	$84	$—	$(48)	$—
Foreign currency translation gain (loss)	21	(58)	(32)	(17)
Other comprehensive income gain (loss)	105	(58)	(80)	(17)
Comprehensive income	$4,878	$4,093	$6,900	$7,424
Net income per common share:
Basic	$0.17	$0.15	$0.25	$0.27
Diluted	$0.17	$0.15	$0.25	$0.26
Weighted average common shares outstanding:
Basic	27,533	27,640	27,768	27,723
Diluted	28,163	28,232	28,304	28,226

Cost of revenues	$71	$41	$140	$80
Selling and marketing	2,118	2,964	4,307	4,655
Product development	125	93	321	186
General and administrative	979	664	1,953	1,303

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TechTarget, Inc.

Consolidated Balance Sheets

(in 000’s , except share and per share data)

	June 30, 2020	December 31, 2019
Assets	(Unaudited)	(Unaudited)
Current assets:
Cash	$50,390	$52,487
Short-term investments	5,023	5,012
Accounts receivable, net of allowance for doubtful accounts of $2,028 and $1,899 respectively	25,568	27,102
Prepaid taxes	—	1,017
Prepaid expenses and other current assets	1,830	1,813
Total current assets	82,811	87,431
Property and equipment, net	12,951	12,371
Goodwill	97,023	93,639
Intangible assets, net	3,471	710
Operating lease assets with right-of-use	25,485	26,385
Deferred tax assets	616	136
Other assets	903	936
Total assets	$223,260	$221,608
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,847	$2,036
Current operating lease liability	2,769	2,571
Current portion of term loan	1,554	1,241
Accrued expenses and other current liabilities	3,737	2,476
Accrued compensation expenses	1,164	3,679
Income taxes payable	3,217	65
Contract liabilities	5,051	4,335
Total current liabilities	19,339	16,403
Long-term portion of term loan	21,540	22,473
Non-current operating lease liability	26,845	28,170
Deferred tax liabilities	850	1,611
Other liabilities	1,140	—
Total liabilities	69,714	68,657
Leases and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 55,035,081 and 54,903,824 shares issued, respectively; 27,536,786 and 28,142,519 shares outstanding, respectively	55	55
Treasury stock, at cost; 27,498,295 and 26,761,305 shares, respectively	(199,796)	(184,972)
Additional paid-in capital	326,194	317,675
Accumulated other comprehensive loss	(399)	(319)
Retained earnings	27,492	20,512
Total stockholders’ equity	153,546	152,951
Total liabilities and stockholders’ equity	$223,260	$221,608

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TechTarget, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(in 000’s)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income	$4,773	$4,151	$6,980	$7,441
Interest expense, net	164	209	326	420
Provision for income taxes	2,092	1,684	3,000	2,632
Depreciation and amortization	1,674	1,202	3,190	2,345
EBITDA	8,703	7,246	13,496	12,838
Stock-based compensation expense	3,293	3,762	6,721	6,224
Other expense (income), net	(154)	43	152	(31)
Adjusted EBITDA	$11,842	$11,051	$20,369	$19,031

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TECHTARGET, INC.

Reconciliation of Net Income to Adjusted Net Income and

Net Income per Diluted Share to Adjusted Net Income per Diluted Share

(in 000’s, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income	$4,773	$4,151	$6,980	$7,441
Provision for income taxes	2,093	1,684	3,001	2,632
Net income before taxes	6,866	5,835	9,981	10,073
Amortization of intangible assets	282	33	441	66
Stock-based compensation expense	3,293	3,762	6,721	6,224
Foreign exchange loss and interest expense	48	284	559	453
Adjusted income tax provision (1)	(2,671)	(2,575)	(4,502)	(4,157)
Adjusted net income	$7,818	$7,339	$13,200	$12,659

Net income per diluted share	$0.17	$0.15	$0.25	$0.26
Weighted average diluted shares outstanding	28,163	28,232	28,304	28,226

Adjusted net income per diluted share	$0.28	$0.26	$0.47	$0.45
Adjusted weighted average diluted shares outstanding (2)	28,163	28,232	28,304	28,226

(1)	Adjusted income tax provision was calculated using an adjusted effective tax rate, excluding discrete items, for each respective period.
(2)

Weighted average diluted shares outstanding and Adjusted weighted average diluted shares outstanding for both the three and six months ended June 30, 2020 and 2019, respectively includes 0.6 million shares and 0.5 million shares related to unvested stock awards calculated using the treasury method.

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TECHTARGET, INC.

Financial Guidance for the Three Months Ended September 30, 2020

(in 000’s)

(Unaudited)

	Three Months Ended September 30, 2020
	Range
Revenues	$34,500	$35,500

Adjusted EBITDA	11,100	11,900
Depreciation, amortization and stock-based compensation	5,400	5,400
Interest and other expense, net	400	400
Provision for income taxes	1,600	1,800
Net income	$3,700	$4,300

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